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                                                                  Exhibit (d)(2)


                                FREEMARKETS, INC.
                SECOND AMENDED AND RESTATED STOCK INCENTIVE PLAN
                                GRANT CERTIFICATE

This Grant Certificate, dated ___________, evidences the grant of an option pursuant to the provisions of the Second Amended and Restated Stock Incentive Plan (the "Plan") of FreeMarkets, Inc. (the "Company") to the individual whose name appears below (the "Participant"), covering the specific number of shares of Common Stock of the Company, par value $.01 per share ("Shares") set forth below, pursuant to the provisions of the Plan and on the following terms and conditions:

1.       Name of Participant: ____________________________

2.       Number of Shares subject to this option: __________ Shares

3.       Exercise price per Share subject to this option:  $_______

4.       Date of grant of this option: _________

5.       Vesting:

         Date                                   Number of Shares
         ----                                   ----------------






         Vesting ceases immediately upon termination of employment for any reason, and any portion of this option that has not vested on or prior to the date of such termination is forfeited on such date. Once vesting has occurred, the vested portion can be exercised at any time, subject to Section 6 below.

6. The last day on which the vested portion of this option can be exercised is the earliest of:

         a.   ____________.

         b. the date on which the Participant's employment or provision of services terminates for "cause" (as defined in the Plan);

         c. 60 days following the date that the Participant's employment terminates other than for "cause" (as defined in the Plan); or

         d. one year following the Participant's death or "permanent disability" (as defined in the Plan).

7.       Type of option: Nonqualified Stock Option

The Participant hereby acknowledges receipt of a copy of the Plan as presently in effect. All of the terms and conditions of the Plan are incorporated herein by reference (including but not limited to capitalized terms not otherwise defined herein), and this option is subject to such terms and conditions in all respects. This Grant Certificate and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof, and supersede any prior written or oral agreements. If the Participant is entitled to exercise the vested portion of this option, and wishes to do so, in whole or in part, the Participant shall submit to the Company a written notice of exercise in the form attached to this Grant Certificate, specifying the exercise date and the number of Shares to be purchased pursuant to such exercise, and shall remit to the Company in a form satisfactory to the Company (in its sole discretion) the exercise price, plus an amount sufficient to satisfy any withholding tax obligations of the Company that arise in connection with such exercise.

Accepted and Agreed:                   FreeMarkets, Inc.

______________________________         By:______________________________________
Participant Signature                  Name:  Glen T. Meakem
                                              Chairman & Chief Executive Officer